EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCONTING FIRM

We consent to the use in this Offering Statement of TraqIQ, Inc., on Form 1-A of our reports dated March 12, 2018 on the financial statements of TraqIQ, Inc. and to the reference to us under the heading “Experts” in the Offering Circular, which is part of this Offering Statement.

/s/ KBL, LLP

New York, New York

February 8, 2019